Exhibit 4.20

MARTI TECHNOLOGIES, INC.

2023 INCENTIVE AWARD PLAN

ORDINARY SHARE Grant Notice

Marti Technologies, Inc., a Cayman Islands exempted company (the “Company”), has granted to the participant listed below (“Participant”) the number of fully-vested Class A Ordinary Shares (the “Shares”) described in this Share Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Marti Technologies, Inc. 2023 Incentive Award Plan (as amended from time to time, the “Plan”), the Ordinary Share Award Agreement attached hereto as Exhibit A and the addendum attached hereto as Exhibit B (the “Addendum” and, together with the Grant Notice and the Ordinary Share Award Agreement, the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:	[____]
Grant Date:	[____]
Number of Shares:	[____]

By accepting (whether in writing, electronically or otherwise) the Shares, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

MARTI TECHNOLOGIES, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

[Signature Page to Ordinary Share Grant Notice]

Exhibit A

ORDNARY SHARE AWARD AGREEMENT

Capitalized terms not specifically defined in this Ordinary Share Award Agreement and the addendum attached to the Grant Notice as Exhibit B (the “Addendum” and, together with the Grant Notice and this Ordinary Share Award Agreement, the “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

Article I.
general; Vesting; Forfeiture

1.1 Issuance of Shares. The Company has issued the Shares described in the Grant Notice to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”).

1.2 Incorporation of Terms of Plan. The Shares are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control, unless it is expressly specified in this Agreement that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in this Agreement which provides supplemental or additional terms not inconsistent with the Plan. If the Addendum applies to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the provisions in the Addendum, the terms and conditions in the Addendum shall control.

1.3 Vesting; Forfeiture. The Shares shall be fully vested and non-forfeitable on the Grant Date.

Article II.
TAXATION

2.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of the Shares and the transactions contemplated by this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

2.2 Acknowledgement. Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Shares, regardless of any action the Company or any Subsidiary or affiliate takes with respect to any tax withholding obligations that arise in connection with the Shares. Neither the Company nor any Subsidiary or affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the issuance or the subsequent sale of Shares. The Company and its Subsidiaries and affiliates do not commit and are under no obligation to structure the Shares to reduce or eliminate Participant’s tax liability.

Article III.
other provisions

3.1 Adjustments. Participant acknowledges that the Shares are subject to adjustment, modification and termination in certain events as provided in the Plan.

3.2 Rights as Shareholder. Except as otherwise provided in the Plan, upon issuance of the Shares by the Company, Participant will have all the rights of a stockholder with respect to the Shares, including the right to vote the Shares and to receive dividends or other distributions paid or made with respect to the Shares.

3.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, or comparable non-U.S. postal service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

3.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

3.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, this Agreement and the Shares will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

3.8 Entire Agreement. The Plan and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.9 Severability. If any portion of this Agreement or any action taken under this Agreement, in any case is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement (as applicable), and this Agreement (as applicable) will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

3.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Shares.

3.11 Not a Contract of Employment or Service. Nothing in the Plan or this Agreement (including the Addendum) confers upon Participant any right to continue in the employ or service of the Company or its Subsidiary or affiliate or interferes with or restricts in any way the rights of the Company and its Subsidiaries and affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary or affiliate and Participant.

3.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

3.13 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

3.14 Data Privacy. Without limiting any other provisions of this Agreement, Section 10.9 (“Data Privacy”) of the Plan is hereby incorporated into this Agreement as if first set forth herein. If Participant resides in the UK or the European Union, the Company and its Subsidiaries and affiliates will hold, collect and otherwise process certain data as set out in the applicable company’s GDPR-compliant data privacy notice, which will be or has been provided to Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations, inclusive of but not limited to, the Cayman Islands’ Data Protection Act (as revised).

3.15 Addendum. Notwithstanding any provisions in this Agreement, if Participant performs services for the Company outside of the United States, the Shares shall be subject to any additional terms and conditions set forth in the Addendum to this Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Addendum, the additional terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

3.16 Acknowledgment of Nature of Plan and Award. In accepting the Shares, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of shares, or benefits in lieu of shares, even if shares have been granted in the past;

(c) all decisions with respect to future shares or other awards, if any, will be at the sole discretion of the Administrator;

(d) Participant is voluntarily participating in the Plan;

(e) the Shares, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(f) the Shares, and the income from and value of the same, are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;

(g) the future value of the Shares is unknown and cannot be predicted with certainty;

(h) the value of the Shares may increase or decrease in value;

(i) unless otherwise agreed with the Company in writing, the Shares, and the income from and value of the same, are not granted as consideration for, or in connection with, the service Participant may provide as a Service Provider of a Subsidiary or an affiliate of the Company;

(j) neither the Company nor any Subsidiary thereof shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Shares or the subsequent sale of any Shares.

* * * * *

Exhibit B

ADDENDUM

This Addendum (this “Addendum”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Share Agreement (the “Agreement”) and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Addendum without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Addendum also includes information relating to issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities and other laws in effect in the respective countries as of September 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be outdated when Participant subsequently sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

TURKEY

Notifications

Securities Law Notification. Pursuant to the Capital Markets Board of Turkey’s (“CMB”) Communiqué Serial: VII No: 128.4 on Foreign Securities, Depository Receipts and Foreign Mutual Funds (Yabancı Sermaye Piyasası Araçları ve Depo Sertifikaları ile Yabancı Yatırım Fonu Payları Tebliği), the sale of securities instruments offered by foreign companies to employees pursuant to an employee share incentive scheme are not subject to approval by the CMB, provided that (i) such sale of foreign instruments does not take place in Turkey; (ii) no action that would qualify as a public offering is engaged in; and (iii) no information to be given to employees contains statements giving the impression that the grant is a public offering.

Exchange Control Notification. Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey. Therefore, in order to sell Shares acquired under the Plan, individuals may be required to appoint a Turkish broker to assist with the sale and pay the purchase price through a Turkish bank.

Compliance

Tax Compliance. Participant acknowledges and agrees to (1) comply with applicable laws of Turkey concerning taxation of the awards granted and any related gains (including capital gains and foreign exchange gains arising from income taxation in local currency terms in connection with any disposal, sale or remittance of sale proceeds) under the Plan and (2) duly declare and pay any and all taxes (including income taxes, employment taxes, social insurance, health and social care levy, payroll taxes and stamp taxes) associated with (i) the contracting or granting of the awards, such as the Shares, (ii) transferring, alienation, vesting and issuance thereof (or other amounts or property), (iii) receipt of dividend-equivalent payments, and (iv) the disposal or liquidation thereof under the Plan.

The Company or the Participant’s employer will, upon the Participant’s request, provide all the information that the Participant will legally require to submit declarations in Turkey, only to the Participant, and only for the taxes that will have been actually declared and paid by the Participant’s own employer in Turkey through withholding or otherwise in connection with the Plan, for example, at the time of recharging (e.g., a charge-back), granting or vesting.

The Participant further acknowledges and agrees to hold harmless and indemnify the Company and the Participant’s employer(s) with respect to any liability related to any taxes (including income taxes, employment taxes, social insurance, health and social care levy, payroll taxes and stamp taxes on any granting, vesting, distribution, actual or deemed capital gains and foreign exchange gains to be calculated in local currency terms) and any interest and penalties thereon through deduction or withholding on any payment to the Participant.